Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement of Porfavor Corp on  Form SB-2 of our report dated, January 8, 2008 relating to the consolidated financial statements of Porfavor Corp for the years ending December 31, 2005 and 2006 and the year to date ending September 30, 2007.

By: /s/ Sara Jenkins, CPA

The Blackwing Group, LLC.

Independence, MO

January 8, 2008